Exhibit 99.1

ClearOne Wins Preliminary Injunction Against Shure’s MXA910 Ceiling Array Microphone

SALT LAKE CITY, August 6, 2019 /PRNewswire/ -- ClearOne (NASDAQ: CLRO) today welcomed the decision by the U.S. District Court in the Northern District of Illinois granting ClearOne’s request for a preliminary injunction preventing Shure Incorporated from manufacturing, marketing, and selling the Shure MXA910 Ceiling Array Microphone for use in its “drop-ceiling mounting configuration.” The Court determined that such sales are likely to infringe ClearOne’s U.S. Patent No. 9,813,806 (the “Graham Patent”). The Graham Patent, entitled “Integrated beamforming microphone array and ceiling or wall tile,” covers, among other things, a beamforming microphone array integrated into a ceiling tile as a single unit. ClearOne’s beamforming microphone array ceiling tile incorporating the innovative technology of the Graham Patent, the BMA CT, debuted earlier this year and is now shipping.

ClearOne sought the preliminary injunction from the Court as part of ongoing litigation to protect ClearOne’s intellectual property rights and rightful place in the market. As the Court noted in its order, “The public benefits when [the patent] system works, and suffers when patents are infringed, so it is in the public interest—in the long run—to protect valid patents.”

“This is an incredibly valuable ruling for ClearOne and its business. It validates the strength and importance of ClearOne’s intellectual property rights, and it stops Shure from further infringing those rights pending a full trial,” said Zee Hakimoglu, ClearOne Chair and CEO. “ClearOne remains committed to creating innovative solutions in installed audio conferencing and will vigorously enforce its patents.”

The Court’s order also prevents Shure from encouraging others to use the Shure MXA910 beamforming microphone array in the “drop-ceiling mounting configuration” and “applies to Shure’s officers, agents, servants, employees, and attorneys, as well as anyone who is in active concert or participation with those listed persons.”

A preliminary injunction is an extraordinary remedy that is rarely granted. In granting ClearOne’s request, the Court acknowledged the strength of ClearOne’s position against Shure, declaring that “ClearOne has established that it is likely to succeed on the merits” of its infringement claims. The Court added that “Shure is likely infringing the ‘806 Patent and it has failed to raise a substantial question of the patent’s validity. In addition, ClearOne is suffering irreparable harm from Shure’s infringement, and the balance of the harms and the public interest both weigh in favor of issuing an injunction against Shure’s infringing sales of the MXA910 going forward.”

ClearOne remains confident in the merits of its case against Shure and that it will ultimately succeed on its claims, which assert infringement not only of the Graham Patent but of U.S. Patent No. 9,635,186 and U.S. Patent No. 9,264,553 (the “’553 Patent”) as well. Indeed, as ClearOne announced earlier this year, on January 24, 2019, ClearOne successfully defeated Shure’s efforts to invalidate the ’553 Patent at the Patent Trial and Appeal Board. The litigation continues to move forward in federal court in the Northern District of Illinois, and no trial date has yet been set.

About ClearOne

ClearOne is a global company that designs, develops, and sells conferencing, collaboration, and network streaming solutions for voice and visual communications. The performance and simplicity of its advanced, comprehensive solutions offer unprecedented levels of functionality, reliability and scalability. Visit ClearOne at www.clearone.com.

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ClearOne Marketing
801-975-7200